Exhibit 99.1

Invest Green Acquisition Corporation Announces Pricing of $150 Million Initial Public Offering

New York, NY, Nov. 24, 2025 (GLOBE NEWSWIRE) -- Invest Green Acquisition Corporation (the “Company”) announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit on November 24, 2025. The units are expected to be listed for trading on the Nasdaq Global Market under the ticker symbol “IGACU” beginning November 25, 2025. Each unit consists of one Class A ordinary share and one right to receive one tenth of a Class A ordinary share upon the consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and rights will be listed on the Nasdaq Global Market under the symbols “IGAC” and “IGACR,” respectively. The offering is expected to close on November 26, 2025, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector but expects to focus its efforts on businesses in the broad renewable energy, sustainable finance and nuclear energy sectors, targeting industries that are crucial components of the global clean energy transition and offer viable pathways towards a clean energy future while ensuring sustainable, reliable, and affordable energy supply, where the Company believes its management team’s operational and investment expertise will provide it with a competitive advantage.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, is acting as lead book-running manager. The Company has granted the underwriters a 45-day option to purchase up to 2,250,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

A registration statement relating to the securities became effective on November 24, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact

Andrew McLean
Invest Green Acquisition Corporation
Email: andrew@invest.green